Exhibit 99.1

Policy, Government and Public Affairs
Chevron Corporation
P.O. Box 6078
San Ramon, CA 94583-0778
www.chevron.com

News Release

FOR IMMEDIATE RELEASE
Texaco Capital Inc. Announces
Offer to Purchase Debt Securities for Cash

     SAN RAMON, Calif., June 8, 2007 — Texaco Capital Inc. (“TCI”), an indirect wholly owned subsidiary of Chevron Corporation (“Chevron”) (NYSE: CVX), announced today that it is offering to purchase for cash any and all of its outstanding debt securities specified in the table below (the “Securities”). The Securities are guaranteed by Texaco Inc. (“Texaco”), a wholly owned subsidiary of Chevron.
     The offer will commence on June 8, 2007, and will expire at 5:00 p.m. New York City time on June 21, 2007 (the “Expiration Date”), unless extended or earlier terminated, in either case, by TCI in its sole discretion. Holders of Securities wishing to sell must follow the instructions set forth in TCI’s Purchase Offer dated June 8, 2007 (the “Purchase Offer”). Acceptances of the offer are irrevocable and there are no withdrawal rights during the term of the offer.
     TCI reserves the right to: (a) extend the period of time during which the offer shall remain open at any time and from time to time, (b) at any time until the first time any holder accepts the offer, amend the terms of the offer in any respect, (c) at any time after the first time any holder accepts the offer, amend the terms of the offer in a manner deemed by TCI to be advantageous to the holders of Securities and (d) terminate the offer. Any amendment or modification to the offer will apply only to those Securities with respect to which the offer has not previously been accepted.
     The applicable purchase price for each $1,000 principal amount of each Security sold pursuant to the offer will be determined in the manner described in the Purchase Offer by reference to the fixed spread over the yield to maturity on the applicable reference security listed below at 2:00 p.m. New York City time on June 19, 2007. The purchase price, plus accrued and unpaid interest to (but excluding) the date of payment, will be paid to the Depositary in immediately available funds on the second New York Stock Exchange trading day after the Expiration Date (the “Settlement Date”). If the Purchase Offer is not extended, the Settlement Date will be June 25, 2007.

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		Principal
		Amount
		Outstanding		Fixed
CUSIP	Security	($million)	Reference Security	Spread
881685AP6	8.625% Debentures due 2010	$149.825	3.625% U.S. Treasury Note due 6/15/10	0.15%
881685BD2	7.5% Debentures due 2043*	$200.000	3.875% U.S. Treasury Note due 2/15/13	0.25%
88168LCB0	7.95% Medium-Term Notes, Series 1991 due 2017	$25.000	4.625% U.S. Treasury Note due 2/15/17	0.35%
881685AN1	9.75% Debentures due 2020	$250.000	8.5% U.S. Treasury Note due 2/15/20	0.35%
88168LAG1	8.875% Medium-Term Notes, Initial Series due 2021	$20.000	7.875% U.S. Treasury Note due 2/15/21	0.35%
881685AV3	8.875% Debentures due 2021	$150.000	8.125% U.S. Treasury Note due 8/15/21	0.35%
88168LDC7	8.75% Medium-Term Notes, A Series 1992 due 2022	$25.000	7.25% U.S. Treasury Note due 8/15/22	0.35%
88168LDD5	8.75% Medium-Term Notes, B Series 1992 due 2022	$25.000	7.25% U.S. Treasury Note due 8/15/22	0.35%
88168LCT1	7.9% Medium-Term Notes, Series 1992 due 2023	$25.000	7.125% U.S. Treasury Note due 2/15/23	0.35%
88168LCX2	7.43% Medium-Term Notes, Series 1992 due 2023	$5.000	7.125% U.S. Treasury Note due 2/15/23	0.35%
881685AX9	8.625% Debentures due 2031	$200.000	5.375% U.S. Treasury Note due 2/15/31	0.50%
881685AY7	8.625% Debentures due 2032	$200.000	5.375% U.S. Treasury Note due 2/15/31	0.50%
881685BB6	8.0% Debentures due 2032	$150.000	5.375% U.S. Treasury Note due 2/15/31	0.50%
88168LCV6	7.84% Medium-Term Notes, Series 1992 due 2033	$42.000	5.375% U.S. Treasury Note due 2/15/31	0.50%
88168LCW4	7.91% Medium-Term Notes, Series 1992 due 2043	$5.000	4.75% U.S. Treasury Note due 2/15/37	0.50%
*Initially redeemable at the option of TCI on March 1, 2013
The offer is made upon the terms and subject to the conditions set forth in the Purchase Offer. Copies of the Purchase Offer can be obtained from D.F. King & Co., Inc., the Information Agent, toll free at (800) 431-9642.
The Bank of New York is serving as Depositary for the offer.
Citigroup Global Markets Inc. (“Citi”) and Lehman Brothers Inc. (“Lehman”) are serving as the Dealer Managers for the offer. Questions concerning the terms of the offer may be directed to Citi toll-free at (800) 558-3745 or Lehman toll-free at (800) 438-3242 or collect at (212) 528-7581.
# # #
This news release is neither an offer to purchase nor a solicitation of an offer to sell Securities. The offer is made solely by TCI’s Purchase Offer dated June 8, 2007. The offer is not being made to holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the offer is required to be made by a licensed broker or dealer, it shall be deemed to be made on behalf of TCI by the Dealer Managers.
None of TCI, Texaco, Chevron, the Dealer Managers, the Depositary or the Information Agent makes any recommendation as to whether or not holders should sell Securities pursuant to the Purchase Offer, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decision as to whether to sell Securities, and if so, the principal amount of Securities to sell.
Contact:           Don Campbell, Chevron           —      +1 (925) 842-2589